EXHIBIT 99.1

PAUL LAVIN NAMED TO GUIDEWIRE SOFTWARE BOARD OF DIRECTORS

FOSTER CITY, Calif., March 14, 2014 - Guidewire Software, Inc. (NYSE: GWRE) a provider of software products to Property/Casualty insurers, today announced that Paul Lavin has been elected as a Director to Guidewire Software's Board.
"We are pleased to welcome Paul Lavin to our Board of Directors," said Marcus Ryu, chief executive officer, Guidewire Software. "His exceptional experience in the financial services industry and his past experience as an early Guidewire alliance partner further strengthen our team."
"I am honored to be joining Guidewire's board,” said Paul Lavin. “I look forward to contributing my experience and knowledge to the next chapters of Guidewire's growth."
Paul Lavin is President and CEO of American Health, a leading medical management company. In that role, Paul positions American Health at the forefront of the industry and develops strategic plans to advance the company's mission and continued success. Prior to joining American Health in 2008, Paul was a Managing Director at BearingPoint/KPMG Consulting where his focus was on financial services, primarily insurance and investments. His areas of expertise are the tools and processes that support the effective distribution of products and services. Paul was formerly a Senior Vice President at Prudential where he developed Prudential's high-net-worth approach, an Executive at Alexander & Alexander and a Principal at Mercer Management Consulting. He holds both a BS in Economics and an MBA from the University of Pennsylvania’s Wharton School of Business.

About Guidewire Software
Guidewire builds software products that help Property/Casualty insurers replace their legacy core systems and transform their business. Designed to be flexible and scalable, Guidewire products enable insurers to deliver excellent service, increase market share and lower operating costs. Guidewire InsuranceSuite™ provides the core systems used by insurers as operational systems of record. Additional products provide support for data management, business intelligence, anytime/anywhere access, and guidance and monitoring. More than 150 General (Property/Casualty) insurers around the world have selected Guidewire. For more information, please visit www.guidewire.com. Follow us on twitter: @Guidewire_PandC.

Contact:

Diana Stott
Director, Communications
Guidewire Software, Inc.
+1 650 356 4941
dstott@guidewire.com

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NOTE: Guidewire, Guidewire Software, Guidewire ClaimCenter, Guidewire PolicyCenter, Guidewire BillingCenter, Guidewire InsuranceSuite, Guidewire DataHub, Guidewire InfoCenter, Guidewire Live, Live Inside, Before & After, Claim Canvas, Viewpoint, Guidewire PartnerConnect, Guidewire SolutionConnect, Deliver Insurance Your Way, and the Guidewire logo are trademarks, service marks, or registered trademarks of Guidewire Software, Inc. in the United States and/or other countries.